Exhibit 10.2


                          MANAGEMENT SERVICES AGREEMENT
                          -----------------------------

   THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement) has been entered into by and between ADVANCED IMAGING SYSTEMS, LLC (the "Company), a Delaware limited liability corporation having its principal place of business in Ft. Lauderdale, Florida and THE PARKVIEW GROUP, INC. ("Parkview'), a Delaware corporation having its principal place of business in Boca Raton, Florida reflecting the agreement between the Company and Parkview as of April 1, 2003.

   WHERAS, the Company is engaged primarily in the business of designing, manufacturing and marketing of plastic and paper credit cards, pre-paid telephone cards, value storage cards, access entry cards, identity cards, and business cards;

   WHEREAS, Parkview possesses significant expertise in analyzing and addressing management requirements, identifying strategic alliances, negotiating contracts, and analyzing organizational structures of companies;

   WHEREAS, the Company desires to avail itself of the services of Parkview, and Parkview desires to provide to the Company the benefit of such services; and

   WHEREAS, the Company and Parkview expect to benefit from the carrying out of the subject matter of this Agreement;

   NOW THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Parkview hereby agree as follows:

   1. Engagement. The Company hereby engages Parkview and Parkview accepts such engagement and agrees to use its best efforts in a good and businesslike manner to provide services to the Company in accordance with terms of this Agreement

   2. Nature of Services. Upon the request of the Company, Parkview shall render assistance to the Company by (a) analyzing and addressing the Company's management requirements; (b) developing strategic initiatives and related industry partnerships, including providing assistance with respect to acquisitions, joint ventures and strategic business alliances; (c) assisting with the negotiation of contracts between the Company and its suppliers and customers; (d) analyzing the Company's present and prospective corporate organizational structure; (e) providing recommendations with respect to legal, accounting and other professionals retained by the Company; (f) assessing the structure of the Board of Directors of the Company and assisting the Company in establishing audit and compensation committees of the Board of Directors; and
(g) providing advice to the Company with respect to appropriate levels and forms of executive and director compensation, and assisting the Company in establishing compensation policies.
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   3. Term. The term of this Agreement shall commence on April 1, 2003, and continue for a period of thirty-six (36) months.

   4. Remuneration. The consideration to be paid by the Company to Parkview for services to be rendered hereunder shall be as follows: The Company shall pay Parkview a cash retainer of $5,000 per month, in advance, commencing on April 1, 2003, and continuing through the term of this Agreement, plus reimbursement of all reasonable expenses, as provided in paragraph 5 of this Agreement.

   5. Reimbursement of Expenses. The Company shall reimburse Parkview for its out-of-pocket expenses incurred in the performance of its services hereunder. However, each expense exceeding $100.00 shall require prior approval by the Company.

   6. Status of Parkview. The services of Parkview provided pursuant to this Agreement shall be preformed for the benefit of the Company by Parkview in the capacity of an independent contractor, and no employee, director, or agent of Parkview shall be considered, at any time that this Agreement is in force, to be an employee of the Company.

   7. Confidentiality. Parkview will not at any time disclose or use for its own benefit or purposes or the benefit or purposes of any other person, firm partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided, however, that the foregoing shall not apply to information that is not unique to the Company or that is generally known to the industry or the public. All files and records relating to the Company compiled by Parkview shall be the property of the Company and shall be returned to the Company upon termination of this Agreement.

   8. Waiver of Rights. The failure of either party to insist, in one or more instances, upon the performance of any of the terms, covenants, agreements, or conditions of this Agreement, or to exercise any rights hereunder, shall not be construed as a waiver or relinquishment of such party's right to insist upon the future performance of such term, covenant, agreement, or condition, or to the future exercise of any such right, and the obligations of the other party with respect to such future performance shall continue in full force and effect.

   9. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect as if the invalidated provision had not been included herein.

   10. Notices. Any notice required or desired to be given pursuant to this Agreement shall be in writing and shall be deemed given when delivered by facsimile transmission or three (3) days after it is deposited in the mail to
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the addresses set forth below, or at such subsequent address provided by the parties;

      If to Parkview:      The Parkview Group, Inc.
                           Alicia M. LaSala, President
                           6674 Serena Lane
                           Boca Raton, Florida 33433

      If to the Company:   Advanced Imaging Systems, LLC
                           C. Leo Smith, President
                           6689 N.W. 16th Terrace
                           Ft. Lauderdale, Florida 33309

   11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Florida.

   12. Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties regarding services to be furnished to the Company by Parkview, and may only be amended in writing by the parties hereto. Any and all prior agreements and/or understandings relating thereto are superseded in their entirety by this Agreement.

IN WITNESS WHEREOF, the Company and Parkview have executed this Agreement as of the date and year first above written.



                                    ADVANCED IMAGING SYSTEMS, LLC


                                    By: s/s C. Leo Smith
                                        -----------------------
                                        C. Leo Smith, President



                                    THE PARKVIEW GROUP, INC.


                                    By: s/s Alicia M. LaSala
                                        ---------------------------
                                        Alicia M. LaSala, President